INDEX TO EXHIBITS

    Exhibit Name                        Exhibit Number

Index to Exhibits (Electronic)               99.1
Index to Exhibits                            99.2
Statement of computation of net
 income (loss) per common share              11
Subsidiaries Company                         21
Consent of Deloitte & Touche                 23
Financial Data Schedule                      27